Exhibit 10.3
Bausch Health Companies Inc.
Amended and Restated Form of Share Unit Grant Agreement (Performance Vesting)
(Performance Restricted Share Units)
(2014 Omnibus Incentive Plan, as amended and restated, effective as of May 14, 2024)
Bausch Health Companies Inc. (the “Company”), pursuant to Section 7(c) of the Company’s 2014 Omnibus Incentive Plan, as amended and restated, effective as of May 14, 2024 (the “Plan”), hereby awards to you a Share Unit Award in the form of performance restricted share units (“PSUs”) in the target amount set forth below that are convertible into Common Shares or otherwise payable in accordance with the terms set forth herein (the “Award”). This Award is subject to all of the terms and conditions as set forth herein (the “Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in the Agreement and the Plan, the terms of the Plan shall control. For the avoidance of doubt, any terms contained in the Agreement but are not in the Plan shall not constitute a conflict and such terms in the Agreement shall control.

Participant:    <Participant Name>
Grant Date:    <Grant Date>
Target Number of PSUs:    <Number of Awards Granted>
The details of your Award are as follows.

1.Consideration. Consideration for this Award is satisfied by your services to the Company and its Subsidiaries and complying with the terms of this Agreement, including the restrictive covenants set forth in Sections 8 and 9.
2.Vesting; Termination of Service.
(a)In General. The target number of PSUs granted to you hereunder (as set forth above) (the “Target PSUs”) may be earned between 0% and 200% based on the level of attainment of the service-based vesting condition (set forth in Section 2(b) below) and the performance-based vesting condition (set forth in Section 2(c) below). The date on which both of the service-based vesting condition and the performance-based vesting condition applicable to your Award are satisfied shall be referred to as the “Vesting Date”.
(b)Service-Based Vesting Condition. Subject to the provisions of the Plan and the acceleration provisions contained herein, the Earned PSUs (as defined below) (if any) will vest (as to service) on the third anniversary of the Grant Date (the “Service Vesting Date”); provided that (i) you must not have experienced a Termination of Service prior to the Service Vesting Date (unless otherwise vested upon your Termination of Service pursuant to Sections 2(d) through (f) and subject to Section 3) and (ii) you continue to comply with the restrictive covenants set forth in Sections 8 and 9. Any PSUs that did not become vested prior to your Termination of Service or that do not become vested according to the provisions in this Section 2 shall be forfeited immediately following the date of your Termination of Service, without any consideration thereto. Settlement of vested Awards shall be pursuant to Section 3 below.
(c)Performance-Based Vesting Condition.
(i)General. The number of PSUs that are earned and become eligible to vest pursuant to this Award (the “Earned PSUs”) will be equal to (A) the number of Target PSUs, multiplied by (B) the Performance Goal Payout Percentage multiplied by (C) the rTSR Modifier Percentage. Any PSUs that do not become Earned PSUs in accordance with this Agreement as of the end of the Performance Period shall be immediately forfeited and cancelled, without the payment of any consideration therefor. Notwithstanding anything to the contrary herein, in no event will the Earned PSUs exceed 200% of the Target PSUs.
(ii)Adjusted Unlevered Free Cash Flow Performance Goal. The Committee shall establish the Adjusted Unlevered Free Cash Flow Performance Goal (including a schedule setting forth the threshold, target and maximum performance levels and corresponding goal achievement percentages (each, a “Performance Payout Matrix”)) for each Annual Measurement Period during the Performance Period. The specific Adjusted Unlevered Free Cash Flow Performance Goal and Performance Payout Matrix for each Annual Measurement Period during the Performance Period will be provided to you in a separate notification. Following the end of each Annual Measurement Period in the Performance Period, the Committee will determine the level of achievement of the Adjusted Unlevered Free Cash Flow Performance Goal for such Annual Measurement Period and the corresponding achievement percentage of the Award for such Annual Measurement Period in accordance with the Performance Payout Matrix established for such Annual Measurement Period (with interpolation, on a mathematical straight-line basis, to reflect attained performance between defined ends of the applicable spectrum) (the “Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage”). At the end of the Performance Period, the Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage for each Annual Measurement Period in the Performance Period will be averaged (such average, the “Average Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage”), which will be used to calculate the “Performance Goal Payout Percentage” in accordance with the table below (provided that there shall be interpolation, on a mathematical straight-line basis, to derive any Average Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage not expressly forth in the table below including, for the avoidance of doubt, for achievement of Average Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage below 80%):

Average Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage (%)	Performance Goal Payout Percentage (%)

In the event that, with respect to any Annual Measurement Period, the Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage falls at a level below the applicable performance threshold level for such Annual Measurement Period, the Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage for such Annual Measurement Period shall be 0%; provided that, (i) if the Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage for any other Annual Measurement Period during the Performance Period is achieved at or above the threshold performance level for such Annual Measurement Period, the Performance Goal Payout Percentage will be determined in accordance with the table set forth above and (ii) if the Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage falls at a level below the threshold performance level for all three Annual Measurement Periods, the Performance Goal Payout Percentage will be 0% (and the Award be forfeited in its entirety), regardless of the level of achievement of the rTSR Modifier Percentage. For the avoidance of doubt, (i) in no event will the calculation of a positive Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage for any Annual Measurement Period be construed to guarantee that any Common Shares will be distributed to you on the Settlement Date (as defined below) and (ii) the achievement percentages for each Annual Measurement Period are determined solely for purposes of determining the Average Adjusted Unlevered Free Cash Flow Performance Goal Achievement Percentage for the Performance Period.

(iii)rTSR Modifier. The “rTSR Modifier Percentage” shall be determined as follows (provided that there shall be interpolation, on a mathematical straight-line basis, to derive any rTSR Modifier Percentage not expressly forth in the below):
(A)If the Company TSR Percentile Ranking is at or below the 25th percentile, then the rTSR Modifier Percentage will be 75%;
(B)If the Company TSR Percentile Ranking is at the 50th percentile, then the rTSR Modifier Percentage will be 100%; and
(C)If the Company TSR Percentile Ranking is at or above the 75th percentile, then the rTSR Modifier Percentage will be 125%.
(iv)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(A)    “Adjusted Unlevered Free Cash Flow” means, for any Annual Measurement Period, (i) the amount of net cash provided by operating activities for such Annual Measurement Period, as determined in accordance with U.S. GAAP, adjusted, if at all, as a result of events or circumstances (ii) less capital expenditures for such Annual Measurement Period, (iii) plus cash interest payments for such Annual Measurement Period.

(B)     “Adjusted Unlevered Free Cash Flow Performance Goal” means the level of performance that must be attained with respect to the Company’s Adjusted Unlevered Free Cash Flow for an Annual Measurement Period. The Committee shall provide how the Adjusted Unlevered Free Cash Flow Performance Goal will be adjusted, if at all, as a result of events or circumstances, as determined by the Committee.
(C)    “Annual Measurement Periods” means each of the three calendar years during the Performance Period. The first Annual Measurement period begins on January 1, 2026 and ends on December 31, 2026. The second Annual Measurement Period begins on January 1, 2027 and ends on December 31, 2027. The third Annual Measurement period begins on January 1, 2028 and ends on December 31, 2028.
(D)    “Company TSR Percentile Ranking” means the percentile ranking of the Company’s TSR relative to the TSR of the Comparator Companies, rounded to the whole nearest percentile, as determined by the Committee. In determining the Company TSR Percentile Ranking, in the event that the Company’s TSR is equal to the TSR of one or more Comparator Companies, the Company TSR Percentile Ranking will be determined by ranking the Company’s TSR as being greater than such applicable Comparator Company.
(E)    “Comparator Companies” means, collectively, (i) all of the companies which comprise the Russell 1000 Pharmaceutical and Biotechnology Index as of the first day of the Performance Period and (ii) all of the companies which comprise the NYSE Arca Pharmaceutical Index (^DRG) as of the first day of the Performance Period, in each case other than (x) the Company and (y) any companies that cease to exist as of the end of the Performance Period by virtue of having been acquired, merged into another company or subject to a similar fundamental transaction.
(F)    “Performance Period” means the period beginning on January 1, 2026 and ending on December 31, 2028.
(G)    “TSR” means, with respect to the Company or any Comparator Company, as applicable, the change in the fair market value per share of common stock of the Company or such Comparator Company, as applicable, including the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period (with the value of such dividends or distributions determined by treating them as reinvested in additional shares of common stock at the closing market price on the applicable ex-dividend date), calculated as the percentage difference (whether positive or negative) between the average of the closing price per share of the common stock of the Company or such Comparator Company, as applicable, for (i) the last 20 consecutive trading days immediately preceding the first day of the Performance Period and (ii) the last 20 consecutive trading days ending on the last trading day of the Performance Period (plus the pre-tax value of any dividends or other distributions per share for any dividend record dates that occur during the Performance Period, assuming reinvestment thereof in common stock as described above); provided that, for the avoidance of doubt, with respect to the Company, the value of any common shares of Bausch + Lomb Corporation (“B+L”) that are distributed to shareholders of the Company in connection with the Company’s spinoff distribution of B+L shall be deemed reinvested in additional Common Shares, to the extent such spin-off distribution occurs during the Performance Period.

(d)Vesting Acceleration Upon Termination of Service due to Death or Disability, due to Retirement or a Termination of Service without Cause [or for Good Reason]. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event that you experience a Termination of Service due to your death or Disability or Retirement, by the Company without Cause, [or by you for Good Reason,] the Target PSUs will remain outstanding and will be eligible to be earned and vest based on actual achievement of the applicable performance-based vesting conditions determined as of the end of the Performance Period in accordance Section 2(c) of this Agreement; provided that the number of your Earned PSUs (if any) that may become vested will be prorated based on a fraction, the numerator of which is the number of days from the first day of the Performance Period through the date of your Termination of Service, and the denominator of which is 1,096; and provided further that (i) in the event of your Termination of Service due to Retirement, or by the Company without Cause [or by you for Good Reason], you have been employed by the Company or one of its Subsidiaries for at least twelve (12) months following the Grant Date, (ii) in the event of your Termination of Service by the Company without Cause [or by you for Good Reason], you deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service and (iii) you comply with the restrictive covenants set forth in Sections 8 and 9. Notwithstanding the foregoing, in the event your Termination of Service occurs as a result of the entity for which you are employed ceasing to qualify as a Subsidiary prior to the twelve (12)-month anniversary of the Grant Date, the requirement to be employed by the Company or one of its Subsidiaries for at least twelve (12) months as set forth in clause (i) above shall not apply and one-third (1/3) of the Target PSUs will remain outstanding and will be eligible to be earned and vest based on actual achievement of the applicable performance-based vesting conditions determined as of the end of the Performance Period in accordance with Section 2(c) of this Agreement (and, for the avoidance of doubt, the remaining two-thirds (2/3rds) of the Target PSUs shall be immediately forfeited and cancelled as of the date of your Termination of Service) (the “Divestiture Treatment”). Unless otherwise defined in your employment agreement, “Retirement” means your Termination of Service on or after the date on which you attain age 55 and your age plus your years of service with the Company and its Subsidiaries total at least 65, and your Termination of Service was not for Cause (and your Retirement has not occurred at a time when grounds for a Termination of Service for Cause exists).
(e)Treatment of Award in Event of Change of Control. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of a Change of Control:
(i)the performance-based vesting conditions set forth in Section 2(c) shall be deemed achieved at the target performance levels (for the avoidance of doubt, the Performance Goal Payout Percentage and the rTSR Modifier Percentage shall each be deemed equal to 100%);
(ii)if this Award of PSUs is assumed or substituted (as described in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then (A) the number of PSUs will be adjusted in accordance with Section 6(f) of the Plan, and (B) in the event you experience a Termination of Service by the Company (or the acquiring entity or its affiliates) without Cause [or by you for Good Reason], in each case within the twelve (12) month period immediately following such Change of Control (or during the six month period prior to a Change of Control if such Termination of Service was in contemplation of, and directly related to, the Change of Control), then a pro rata portion of the Target PSUs will vest as of the date of such Termination of Service based on a fraction, the numerator of which is the number of days from the first day of the Performance Period through the date of your Termination of Service, and the denominator of which is 1,096; provided that you deliver to the Company, and fail to revoke, a signed release of claims acceptable to the Company within fifty-five (55) days following the date of your Termination of Service; and
(iii)if this Award of PSUs is not assumed or substituted (as described in Section 11(a)(iii) of the Plan) in connection with such Change of Control, then a pro rata portion of the Target PSUs will vest as of immediately prior to such Change of Control based on a fraction, the numerator of which is the number of days from the first day of the Performance Period through the date of such Change of Control, and the denominator of which is 1,096.
3.Settlement of PSUs. The Company will deliver to you a number of Common Shares vested in accordance with the provisions of Section 2 of this Agreement or, if elected by the Company in its sole discretion, an amount of cash equal to the Market Price of the number of Common Shares vested in accordance with the provisions of Section 2 of this Agreement determined as of the Vesting Date (plus any Common Shares resulting from dividend equivalents credited with respect to this Award in accordance with Section 6 of this Agreement), in either case, as soon as administratively practicable after the Vesting Date, but in no event later than March 15 of the calendar year following the year in which such Common Shares become vested (the “Settlement Date”); provided that, notwithstanding anything in the Plan or this Agreement to the contrary, any remaining right to a distribution of the Common Shares or payment of your Award will be forfeited in the event of your Termination of Service by the Company for Cause prior to the Settlement Date or if you violate any post-employment obligation that you may have to the Company or any of its Subsidiaries, including the restrictive covenants set forth in Sections 8 and 9.

4.Number of Shares Underlying Award. The number of Common Shares underlying your Award may be adjusted from time to time in accordance with Section 6(f) of the Plan. The Company will establish a bookkeeping account to reflect the number of PSUs standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a shareholder with respect to, any Common Shares subject to your Award (including but not limited to shareholder voting rights) unless and until the shares (if any) have been delivered to you in accordance with Section 3 of this Agreement and, for the avoidance of doubt, in the event your Award is settled in cash in accordance with Section 3 of the Agreement, as of the Settlement Date, the Common Shares underlying your Award will be deemed canceled and your Award will terminate and expire without a distribution of Common Shares to you.
5.Common Share Ownership Requirements. You agree to comply with any Common Share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.
6.Dividend Equivalents. The bookkeeping account maintained for the Award granted pursuant to this Agreement shall, until the Vesting Date or the termination and cancellation or forfeiture of the Award pursuant to the terms of the Plan, be allocated additional PSUs on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into a number of additional Common Shares covered by the PSUs equal to the quotient of (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the PSUs divided by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional PSUs shall vest in accordance with, and subject to, the same terms as the PSUs granted under this Agreement (including the performance-based vesting conditions set forth in Section 2(c)).
7.Disclosure and Ownership of Intellectual Property.
(a)Company Intellectual Property. You acknowledge and agree that any intellectual property, including, without limitation, works, materials, inventions, invention disclosures, invention registrations, patent rights, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, design rights, mask works, software, apparatus, technology, data, trade secrets, know-how and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, that you create, discover, conceive, reduce to practice, develop or acquire during the course of your employment or service, either alone or jointly with others, (i) using any equipment, supplies, facilities, trade secrets, know-how or other Confidential Information of the Company or any of its affiliates, (ii) that results from any work performed for the Company or any of its affiliates and/or (iii) that otherwise relates to the Company’s or any of its affiliates’ business or actual or demonstrably anticipated research or development (collectively, “Company Intellectual Property”) is and shall remain the exclusive property of the Company or the affiliate of the Company, as applicable, that is your employer (the “Employer”) whether registered or otherwise exploited or not. In furtherance of the foregoing, you hereby assign, transfer, convey and deliver to the Employer your entire right, title and interest in and to any and all such Company Intellectual Property.

(b)Work Made for Hire. You acknowledge and agree that, with respect to any Company Intellectual Property that may qualify as a Work Made For Hire as defined in 17 U.S.C. § 101 or other applicable law, such Company Intellectual Property is and will be deemed a Work Made for Hire and the Employer will have the sole and exclusive right to the copyright (or, in the event that any such Company Intellectual Property does not qualify as a Work Made for Hire, the copyright and all other rights thereto are hereby automatically assigned to the Employer as above).
(c)Disclosure. You agree to record all activities undertaken in the course of your employment and to disclose promptly in writing to the Employer any and all Company Intellectual Property. You agree that you will give the Company or any of its affiliates all reasonable assistance and execute all documents necessary to assist with enabling the Company or any of its affiliates to prosecute, perfect, register, record, enforce and defend any and all of their rights in and to any Company Intellectual Property and Confidential Information.
(d)Non-Assignable Inventions. If your principal work location is in California, Illinois, Kansas, Minnesota or Washington State, the provisions regarding your assignment of Company Intellectual Property to the Employer in Sections 7(a) and (b) of this Agreement may not apply to certain inventions (“Non-Assignable Inventions”) as specified in the statutory code of the applicable state. You acknowledge having received notification regarding such Non-Assignable Inventions pursuant to such states’ codes.
(e)Prior Intellectual Property. If, in the course of your employment with the Employer, you use any intellectual property that is solely or jointly owned by you or licensed to you, with the right to sub-license (collectively, “Prior Intellectual Property”), you hereby grant to the Company and its affiliates a worldwide, non-exclusive, irrevocable, perpetual, fully paid-up and royalty-free license (with rights to sublicense through multiple tiers of sublicensees) to use, reproduce, modify, make derivative works of, publicly perform, publicly display, make, have made, sell, offer for sale, import and otherwise exploit such Prior Intellectual Property for any purpose.
(f)Waiver of Moral Rights. To the extent you may do so under applicable law, you hereby waive and agree never to assert any Moral Rights that you may have in or with respect to any Company Intellectual Property, even after termination of any work on behalf of the Company or its affiliates. As used in this Agreement, “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under any applicable law of any jurisdiction, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(g)This Section 7 shall survive your Termination of Service.
8.Records and Confidential Data. In consideration of the PSUs issued to you pursuant to this Agreement, subject to Sections 8(e) and 8(f), you agree to be bound by the covenant of confidentiality set forth in this Section 8 with respect to any and all Confidential

Information (as defined below) disclosed or made available to you or of which you have otherwise become aware, whether before, on or after the date hereof.
(a)Ownership; Recognition of Company’s Rights. You acknowledge that in connection with the performance of your duties, the Company will make available to you, or you will have access to, certain Confidential Information of the Company and its affiliates. You acknowledge and agree that any and all Confidential Information you learned or obtained during the course of your employment or service by the Company or any of its affiliates or otherwise, whether developed by you alone or in conjunction with others or otherwise, shall be and is the sole and exclusive property of the Employer. No license or other right to any Confidential Information is granted to you under this Agreement. To the extent that you acquire any right, title or interest in or to any Confidential Information, you hereby assign, transfer, convey and deliver to the Employer all such right, title and interest in and to such Confidential Information.
(b)Restrictions. Subject to Sections 8(e) and 8(f), you (i) will keep all Confidential Information strictly confidential, (ii) will not use Confidential Information in any manner which is detrimental to the Company or its affiliates, (iii) will not use Confidential Information other than in connection with the discharge of your duties to the Company and its affiliates, (iv) will safeguard any and all Confidential Information from unauthorized disclosure, and (v) will not disclose, publish, use, transfer or otherwise disseminate any Confidential Information to any person or entity without the Employer’s express prior written consent, except as may be necessary to perform your duties as an employee of the Company or its affiliates for the benefit of the Company or its affiliates. You may, however, disclose Confidential Information to the extent it is in response to a valid order of a court or other governmental authority or to otherwise comply with applicable law; provided that, subject to your protections under Sections 8(e) and 8(f) below, you shall first give notice to the Employer and reasonably cooperate with the Employer to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by applicable law. For the avoidance of doubt, nothing in this Section 8(b) shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act), and you shall not be required to first give notice to the Employer when you are exercising your legally protected whistleblower rights.
(c)Disposition of Confidential Information. Following your Termination of Service or upon the Company’s request, you will return to the Company all copies of any and all Confidential Information in your custody, possession or control (including all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information). Alternatively, with the Company’s prior written consent, you may destroy such Confidential Information. Within five (5) business days of your Termination of Service or such request by the Company, you shall deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).

(d)Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean any and all non-public, proprietary or other confidential information of the Company or its affiliates disclosed to you, to which you have access, or of which you otherwise become aware, in each case whether in oral, written, graphic or machine readable form, including, without limitation, (i) know-how, trade secrets, inventions, discoveries, concepts, information, works, materials, processes, methods, data, software, programs, apparatus, designs and the like, and any other intellectual property the value of which is contingent upon maintaining the confidentiality thereof, (ii) information regarding the business of the Company or its affiliates, including its products, services, budgets, contracts, reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formulae, marketing studies relating to prospective business opportunities, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates, (iii) information regarding the skills and compensation of the employees, contractors, and any other service providers of the Company or its affiliates, (iv) the existence of any business discussions, negotiations, or agreements between the Company or its affiliates and any third party, (v) all documents and other work product generated by you which contain, comment upon, or relate in any way to any information disclosed by the Company or its affiliates, (vi) all third-party information held in confidence by the Company or its affiliates, and (vii) the terms and conditions of this Agreement. For purposes of this Agreement, the Confidential Information shall not include and your obligation shall not extend to (i) information which is generally available to the public and (ii) information obtained by you other than pursuant to or in connection with your employment.
(e)Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), you and the Company acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(f)Whistleblower Protections. Notwithstanding the foregoing, nothing in this Agreement precludes or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) organization regarding possible legal violations, without disclosure to the Company. You do not need the prior authorization of the Company to make any such reports or disclosures, and you shall not be required to notify the Company that such reports or disclosures have been made. The Company may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency.
(g)This Section 8 shall survive your Termination of Service.
9.Covenant Not to Solicit, Not to Compete and Not to Disparage. In consideration of the PSUs issued to you pursuant to this Agreement, you agree to be bound by the covenants of non-solicitation, non-competition and non-disparagement as set forth in this Section 9.
(a)Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the period of your employment with or service to the Company and for a period of twelve (12) months thereafter (or, if greater, the period set forth in your employment or service agreement) (the “Restricted Period”), not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employees of the Company or any of its Subsidiaries (or any person who was an employee of the Company or any of its Subsidiaries during the 6-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this Section 9(a) are reasonable and desirable to protect the Confidential Information of the Company and its affiliates, provided that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.
(b)Covenant Not to Compete. The non-compete provision contained in this Section 9(b) does not apply to any Participant who resides in or whose principal place of employment is in the State of California. To protect the Confidential Information and other trade secrets of the Company and its affiliates, you agree, during the Restricted Period, not to engage in Prohibited Activities (as defined below) in any country in which the Company or its affiliates conduct business, or plan to conduct business, during the period of your employment or service. For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that derives more than 10% of its consolidated revenue from the research, development, production, manufacturing, marketing, promotion, sale and/or distribution (directly or indirectly) of branded or generic prescription or non-prescription pharmaceuticals or medical products or devices that, in each case, is the same or similar to, or competitive with, a pharmaceutical, device, product or business the Company was engaged in (or was actively planning to engage in) during your employment; provided that Prohibited Activities shall not mean (i) your investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities or (ii) serving as a member of a board of directors of a company provided that, for the avoidance of doubt, you comply with the obligations set forth in Sections 8 and 9(a) of this Agreement. You agree that the covenants contained in this Section 9(b) are reasonable and desirable to protect the

Confidential Information of the Company and its affiliates. Notwithstanding anything set forth in this Section 9(b), if you reside in or your principal place of employment is in the State of California, then the noncompete restrictions set forth in this Section 9(b) that are void under the laws of the State of California shall not apply to you and will not be enforced by the Company. Nothing herein alters any other terms and conditions or any other post-employment contractual obligations set forth in this Agreement that remain enforceable under the laws of the State of California, including without limitation, any obligations related to confidential and/or proprietary information or invention assignments, which shall remain in full force and effect. By accepting this Award, you hereby agree and acknowledge that the covenant not to compete set forth in this Section 9(b) of this Agreement shall supersede and replace in its entirety covenants not to compete set forth in any prior award agreements granted to you under the Plan or any employment or similar agreement between you and the Company.
(c)Non-Disparagement Covenant. Except in connection with your exercise of your legally protected rights described in Sections 8(e) and 8(f) above, you agree not to make written or oral statements about the Company or its affiliates or their directors, executive officers or non-executive officer employees that are negative or disparaging. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.
(d)Your obligations under this Section 9 shall survive your Termination of Service.
10.Severability of Restrictive Covenants. It is the intent and desire of you and the Company that the restrictive provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of Sections 8 or 9 shall be determined to be invalid or unenforceable, such provision shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Any provision of Sections 8 or 9 (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to the terms of such Section or part of such Section to the fullest extent possible while remaining lawful and valid.
11.Remedies for Breach of Obligations Under Sections 8 and 9. You acknowledge that the Company will suffer irreparable injury, not readily susceptible to valuation in monetary damages, if you breach any obligation under Sections 8 or 9. Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain preliminary and permanent injunctive relief against any breach or prospective breach by you of your obligations under Sections 8 or 9. Without limiting other forms of relief available to the Company, in the event of your breach of any of your obligations under Sections 8 or 9, your Award will be forfeited for no consideration and, if payment in respect of your Award has been made, you will be obligated to return the proceeds to the Company. You agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company, or in any other manner authorized by law.
12.Clawback. This Agreement is subject to Section 12 of the Plan, any policy the Company has adopted or will adopt regarding the recovery of incentive compensation and any additional clawback provisions as required by law or applicable listing rules. By accepting this Award and the benefits provided to you hereunder, you hereby agree and acknowledge that you shall be subject to the Bausch Health Companies Inc. Compensation Recoupment Policy and the Bausch Health Companies Inc. Clawback Policy, in each case subject to the terms and conditions thereof as in effect from time to time and, accordingly, this Award and other incentive-based compensation provided to you (as set forth in the applicable policy), which may include incentive-based compensation provided to you prior to the date of this Agreement (including, without limitation, other equity awards under the Plan prior to the date hereof), may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable policy.
13.Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with Section 409A of the Code to the extent subject thereto or to otherwise be exempt from Section 409A of the Code, and shall be interpreted in accordance with this intent and Section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of your Termination of Service with the Company shall be made to you until your Termination of Service constitutes a separation from service within the meaning of Section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of Section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, you shall not be entitled to any payments upon your Termination of Service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 13 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.
14.Securities Law Compliance. You may not be issued any Common Shares under your Award unless the Common Shares are either (i) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
15.Restrictive Legends. Any Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
16.Transferability. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares or payment pursuant to Section 3 of this Agreement.
17.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.
18.Unsecured Obligation. Your Award is unfunded, and as a holder of PSUs, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to settle the PSUs pursuant to this Agreement. You will not have voting or any other rights as a shareholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are issued to you pursuant to Section 3 of this Agreement (if at all). Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.Withholding Obligations. On or before the time you receive a distribution of Common Shares or payment pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from your Award, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums that can be withheld to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”). In this regard, you hereby authorize the Company and/or its affiliates, at their discretion, to satisfy any applicable Withholding Taxes in respect of this Award by one or a combination of the following: (i) withholding, from Common Shares or payment otherwise issuable or due upon settlement of the Award, a portion of the Common Shares with an aggregate Market Price (measured as of the date Common Shares are delivered pursuant to Section 3) equal to the amount of the applicable Withholding Taxes (or, if settled in cash, a portion of the payment equal to the amount of the applicable Withholding Taxes) (provided, however, that the amount so withheld shall not exceed the maximum amount that can be withheld to satisfy the Company’s required tax withholding obligations) (the “Net Settlement Method”); (ii) causing you to tender a cash payment sufficient to satisfy the Withholding Taxes; or (iii) instructing a registered broker chosen by the Company (the “Broker”), to sell on or as soon as administratively practicable following the applicable date on which such Withholding Taxes arise, such number of Common Shares (rounded up to the next whole number) as the Company deems necessary to satisfy (A) the applicable Withholding Taxes and (B ) all applicable fees and commissions due to, or required to be collected by, the Broker (the “Broker Fees”), and the Broker shall subsequently (x) be required to directly remit to the Company the portion of the cash proceeds from such sale necessary in order for the Company to satisfy the Withholding Taxes and (y) retain the portion of the cash proceeds from such sale required to cover the Broker Fees relating directly to such sale (the “Sell-to-Cover Method”).
In the event that the Company elects to use the Sell-to-Cover Method, (i) any excess Withholding Taxes and Broker Fees not satisfied by the Sell-to-Cover Method as a result of insufficient proceeds from the sales pursuant thereto shall be automatically satisfied by the Company withholding such additional amounts through payroll necessary to satisfy such remaining tax withholding obligations and Broker Fees and (ii) to the extent the proceeds of such sales pursuant to the Sell-to-Cover Method exceed the Withholding Taxes and the associated Broker Fees, the Company shall remit, or cause the Broker to remit, to you such excess cash (without interest) as soon as administratively practicable thereafter. You hereby agree and acknowledge that the Company and the Broker are under no obligation to arrange for the sale of Common Shares at any particular price under the Sell-to-Cover Method and that the Broker may affect sales as provided hereunder in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account. You further agree and acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with the Sell-to-Cover Method, and you agree to indemnify and hold the Company and the Broker harmless from any losses, costs, damages, or expenses relating to any such sale. In connection with the Sell-to-Cover Method, you shall execute any such documents requested by the Broker or the Company in order to effectuate the Sell-to-Cover Method and payment of the Withholding Taxes and you agree and acknowledge that the Sell-to-Cover Method shall be subject to additional terms, conditions and documentation determined to be necessary or appropriate by the Company or the applicable Broker in furtherance of this Section 19. You acknowledge that the Sell-to-Cover Method contemplated by this Section 19 is intended to comply with Section 10b5-1(c) under the Exchange Act and shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.
20.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
21.Headings. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

22.Amendment. Nothing in this Agreement shall restrict the Committee’s (or its applicable delegate’s) ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, materially adversely affect your rights under your Award and this Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision; provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
23.Miscellaneous.
(a)The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award. This Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (including, without limitation, the provisions in your employment letter with respect thereto).
(d)This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
24.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Agreement but not in the Plan shall not constitute a conflict and such terms in the Agreement shall control. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
25.Effect on Other Employee Benefit Plans. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.
26.Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the Province of Ontario and the laws of Canada. Each of the parties submits to the exclusive jurisdiction of the state courts within the State of New Jersey. In any issue, claim, demand, action, cause of action, suit or proceeding arising out of, or relating to, this Agreement, each of the parties agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, relating to, based on or in connection with this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
27.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
28.Appendices. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any special terms and conditions for employees outside the United States set forth in Appendix A and Appendix B attached hereto (the “Appendices”). Further, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitutes part of this Agreement.
29.ACKNOWLEDGEMENTS. By accepting this Award, you hereby consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.

Bausch Health Companies Inc.
Form of Restricted Share Unit Award Agreement (Performance Vesting)
(Performance Restricted Share Units)
(2014 Omnibus Incentive Plan)

Appendix A

Additional Terms and Conditions For Employees Outside the United States
This Appendix A includes additional terms and conditions that govern the Award granted to you under the Plan if you are a Participant and reside and/or work in a country outside the United States of America (or later relocate to such a country). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement to which this Appendix A is attached. Appendix A constitutes part of the Agreement.
1.Withholding Obligations. The following provisions supplement Section 19 of the Agreement:
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying Common Shares, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
    Prior to any applicable taxable or tax withholding event, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by any of the methods referred to in Section 19 of the Agreement. In addition, you authorize withholding from proceeds of the sale of Common Shares acquired upon vesting of the PSUs (if any) either through a voluntary sale, or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent by you).
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum withholding rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Share equivalent), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-

withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Common Shares, for tax purposes, you will be deemed to have been issued the full number of Common Shares subject to the vested Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, if requested by the Company, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Shares or the proceeds of the sale of Common Shares or otherwise settle your Award in cash, if you fail to comply with your obligations in connection with the Tax-Related Items.
2.Accelerated Vesting upon a Termination of Employment due to Retirement. The following provision supplements Section 2(d) of the Agreement:
Notwithstanding anything to the contrary in the Plan or the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the PSUs as a result of your Retirement or you reaching a certain age being deemed unlawful and/or discriminatory, the favorable treatment shall not apply and you shall be treated in accordance with the remaining provisions of Section 2 of the Agreement.
3.Disclosure and Ownership of Inventions and Intellectual Property. The following provision supplements Section 7 of the Agreement:
Notwithstanding anything to the contrary in the Plan or the Agreement, this Section 7 shall not apply if you work and/or reside in France or Germany. Moreover, this Section 7 shall not apply if you work and/or reside in any other jurisdiction in which the Company determines that the provisions of this Section 7 would be deemed unlawful or invalid.
4.Transferability. The following provision replaces in its entirety Section 16 of the Agreement:
Your Award and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of, other than by will or by the applicable laws of descent and distribution.

5.Nature of Grant. In accepting the grant of the PSUs, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted share units, or benefits in lieu of restricted share units, even if restricted share units have been granted in the past;
(c)all decisions with respect to future restricted share unit or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the PSUs and any Common Shares acquired or cash payment made under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the PSUs and any Common Shares acquired or cash payment made under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, but limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-term service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the Common Shares underlying the PSUs is unknown, indeterminable, and cannot be predicted with certainty;
(h)unless otherwise agreed with the Company in writing, the PSUs and any Common Shares acquired or cash payment made under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary;
(i)neither the Company, the Employer, nor any other Subsidiary will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. dollar that may affect the value of the PSUs or any amounts due to you pursuant to the vesting or settlement of the PSUs or the subsequent sale of any Common Shares acquired upon vesting;
(j)no claim or entitlement to compensation or damages shall arise from (i) forfeiture of the PSUs resulting from the termination of your employment with the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and/or (ii) the forfeiture or cancellation of the PSUs and/or recoupment of any Common Shares, cash, or other benefits acquired under the Plan resulting from the application of the Company’s recoupment policies contemplated under Section 12 of this Agreement. In consideration of the PSUs, you agree not to institute any claim against the Company or the Employer;
(k)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, your acquisition or sale of the underlying Common Shares or any payment under your Award; and

(l)you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
6.Data Privacy.
(a)The following provisions applies to Eligible Recipients in the European Union (“EU”)/European Economic Area (“EEA”), in Switzerland, and in the United Kingdom (“U.K.”):
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all PSUs or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
You understand that this Data will be processed in accordance with the Company’s Global Policy on the Protection of Personal Information.
Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that these recipients of Data may be located in other countries, such as the United States, which may afford a lower level of data protection and judicial redress than your country. This is necessary to perform this Agreement and to implement the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local Human Resources Representative. You understand that the Company and the recipients assisting the Company (presently or in the future) receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data, in any case without cost, by contacting in writing your local Human Resources Representative.
(b)The following provisions applies to Eligible Recipients outside the EU/EEA, outside Switzerland, and outside the U.K.:
By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company, your Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all PSUs or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that these recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local Human Resources Representative. You authorize the Company and the recipients assisting the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources Representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consents, your employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant PSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources Representative.
Finally, upon request of the Company, you agree to provide an executed data privacy consent form to the Company (or any other agreements or consents that may be requested by the Company) that the Company may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company.
7.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8.Language. You acknowledge that you are sufficiently proficient in the English language or have had an opportunity to consult with an advisor proficient in the English language, so as to enable you to understand the terms and conditions of the Agreement and other Plan-related materials. Furthermore, if you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
9.Insider Trading/Market Abuse Laws. You acknowledge that, depending on your country of residence, the broker’s country, or the country in which Common Shares are listed, you may be subject to insider trading and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Common Shares, rights to such Common Shares or rights linked to the value of Common Shares (e.g., PSUs) under the Plan during such times as you are considered to have “material nonpublic information” or “insider information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy, and the requirements of applicable laws may or may not be consistent with the terms of the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and that you should speak to your personal advisor on this matter.
10.Foreign Asset/Account Reporting. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Common Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Common Shares acquired under the Plan) in a bank or brokerage account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds from the sale of Common Shares or other funds received as a result of participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and should consult your personal legal advisor for any details.

Bausch Health Companies Inc.
Form of Restricted Share Unit Award Agreement (Performance Vesting)
(Performance Restricted Share Units)
(2014 Omnibus Incentive Plan)
Appendix B
Country-Specific Terms
This Appendix B includes additional terms and conditions that govern the Award granted to you under the Plan if you reside in one of the countries listed below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement to which this Appendix B is attached.
Canada
Distribution of Common Shares. The following provision supplements Section 3 of the Agreement:
Termination of Service. The following provision supplements Section 2 of the Agreement:
For purposes of the PSUs, unless otherwise explicitly required by applicable legislation, your Termination of Service, and your right (if any) to earn, seek damages in lieu of, or otherwise be paid any portion of the PSUs pursuant to this Agreement after such Termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) will be measured, as of the date upon which your employment with the Company or any of its Subsidiaries is terminated (the “Termination Date”). The Termination Date shall exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law including statute, contract, the common/civil law or otherwise. For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the Termination Date, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the PSUs, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting. “Vesting” for purposes of this paragraph refers to the period during which your PSUs become earned and payable.
Nature of Grant. The provisions of Section 5 of Appendix A “Nature of Grant” apply, except to the extent explicitly and minimally required under applicable legislation.

The following provisions apply if you are a resident of Quebec:

French Language Documents. A French translation of the Agreement, the Plan and certain other documents related to the PSUs will be made available to you as soon as reasonably practicable. You understand that, from time to time, additional information related to the PSUs may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless you indicate otherwise, the French translation of the Agreement and certain other documents related to the PSUs will govern the PSUs and your participation in the Plan.
Data Privacy. This provision supplements Section 6(b) of Appendix A:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any Subsidiary or any stock plan service provider selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize the Company and the Employer to record such information and to keep such information in your employee file. You acknowledge that your personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. If applicable, you also acknowledge that the Company, the Employer, and other parties involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.